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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
                                  (RULE 14d-10)

                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        BORON, LEPORE & ASSOCIATES, INC.
                            (Name of Subject Company)

                        BORON, LEPORE & ASSOCIATES, INC.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   10001P 10 2
                      (CUSIP Number of Class of Securities)

                                Patrick G. LePore
                             Chief Executive Officer
                        Boron, LePore & Associates, Inc.
                                1800 Valley Road
                             Wayne, New Jersey 07470
                                 (973) 709-3000

   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                 With copies to:

                             John R. LeClaire, P.C.
                           Joseph L. Johnson III, P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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